Exhibit 3.2

CERTIFICATE OF DESIGNATION

of

SERIES E PREFERRED STOCK

of

GREAT BASIN SCIENTIFIC, INC.

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Great Basin Scientific, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Company (the “Board of Directors” or the “Board”), adopted the following resolutions pursuant to the authority granted by Section 151(g) of the Delaware General Corporation Law:

Resolved, 74,380 of the 2,860,200 authorized shares of the Company’s Series E Preferred Stock, par value $0.001 (the “Series E Preferred Stock”), previously designated and issued pursuant to that certain Certificate of Designation, Preferences and Limitations of Series E Preferred Stock of the Company dated March 2, 2015 (the “Series E Certificate of Designation”) remain outstanding as of the date hereof.

RESOLVED FURTHER, that none of the authorized shares of the Company’s Series E Preferred Stock shall be issued subject to the Series E Certificate of Designation after the date hereof.

Resolved Further, that it is advisable pursuant to Section 151(g) of the Delaware General Corporation Law to reduce the number of authorized shares of the Company’s Series E Preferred Stock to 74,380, which represents the number of shares of the Company’s Series E Preferred stock that is currently issued and outstanding.

RESOLVED FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute any such certificate as may be required by the Secretary of State of the State of Delaware to reduce the number of authorized shares of the Company’s Series E Preferred Stock to 74,380 in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof, and to file such document with the Secretary of State of the State of Delaware.

SECOND: In accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, upon the filing of this Certificate of Designation with the Delaware Secretary of State, the Company’s certificate of incorporation, as amended, automatically shall be amended to reduce the authorized number of Series E Preferred Stock from 2,860,200 to 74,380.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by Jeffrey Rona, Chief Financial Officer, this 2nd day of November, 2016.

GREAT BASIN SCIENTIFIC, INC.
a Delaware Corporation

By:	/s/ Jeffrey Rona
Name:	Jeffrey Rona
Title:	Chief Financial Officer